Exhibit 10.12
Retention Payment Agreement

Team Member Name:	Adam Deckinger
Personnel Number:
Position Title:	General Counsel & Corporate Secretary
Retention Amount:
1. A benefit equivalent to the amount you would receive had you incurred a termination eligible for Article II benefits under the Executive Severance Plan of Tyson Foods, Inc. (the “Executive Severance Plan”) (such benefit hereinafter referred to as the “Severance Equivalent Benefit”)

2. Full vesting of any unvested portions of long-term incentive awards granted to you after the Required Start Date under the Tyson Foods, Inc. 2000 Stock Incentive Plan, any amendments thereto, any subsequently enacted equity-based incentive plan, or any special award granted in lieu of or as a replacement for any previously made awards (the “Stock Incentive Plan”) (such benefit hereinafter referred to as the “LTI Vesting Benefit”)

Required Start Date:	Signature date of this letter
Retention Eligibility Date:	December 31, 2027
This letter confirms certain assurances given to you in exchange for your agreement to continue in your current position with Tyson Foods, Inc., or any of its subsidiaries or affiliates (“Tyson Foods”). You may take up to 21 days following presentation of this letter to consider whether to sign it. This offer expires and is no longer valid if you do not sign this letter and return it to an authorized Human Resources representative of Tyson Foods within the 21-day period.
You will be eligible to receive the Retention Amount if you continue in your current position with Tyson Foods from the Required Start Date through the Retention Eligibility Date, subject to the satisfactory performance of your job duties (as determined by Tyson Foods in its sole discretion) and the terms and conditions described in this letter. The Severance Equivalent Benefit will be paid to you in a manner substantially identical to the manner described in the Executive Severance Plan, less all authorized deductions and tax withholdings, as soon as administratively practicable following your voluntary termination of employment after the Retention Eligibility Date and in accordance with the regular payroll practices of Tyson Foods. The LTI Vesting Benefit represents an agreement to allow long-term incentive awards granted to you under the terms of the Stock Incentive Plan to vest and be distributed to you without application of any language requiring proration of such awards upon termination of employment.
As a condition to the receipt of the Retention Amount, you will be required to submit and not revoke a waiver and release agreement prepared by Tyson Foods. The waiver and release agreement must be in a form acceptable to Tyson Foods in its sole discretion and will include certain provisions for the benefit of Tyson Foods, including but not limited to a release and discharge of Tyson Foods from all claims and causes of action relating to your employment with Tyson Foods and the termination of your employment. You are advised to review the waiver and release agreement with your personal attorney.

Exhibit 10.12

You will not be eligible to receive the Retention Amount, or any portion thereof, if any one or more of the following events or circumstances (“Conditions of Ineligibility”) should occur on or before the Retention Eligibility Date:
a.    You fail to adhere to the terms and conditions described in this letter;
b.    You voluntarily terminate your employment with Tyson Foods without “Good Reason” as defined in the Executive Severance Plan of Tyson Foods, Inc. as amended and restated effective February 15, 2020, including resignation or retirement;
c.    You transfer to a different position within Tyson Foods unless an exception, which meets all of the following requirements, is approved by Tyson Foods in its sole discretion:
i.    The exception is based on the unique business needs of Tyson Foods which may result in you changing positions within the organization and to allow an orderly transition of your related duties while transitioning to the new position;
ii.    All of the terms and conditions described in this letter, including the Retention Eligibility Date, remain unchanged and apply to your employment in the new position and you will forfeit and not be eligible to receive the Retention Amount, or any portion thereof, if any one or more of the Conditions of Ineligibility should occur on or before the Retention Eligibility Date; and
iii.    The Human Resource Business Partner, Compensation Business Partner and the Vice President (or higher officer position) in the reporting structure of both your current position and new position unanimously agree, in writing, to grant the exception
d.    Your employment is involuntarily terminated by Tyson Foods for “Cause”. For purposes of this letter, you shall be treated as having been terminated for “Cause” if your employment is terminated by Tyson Foods in consequence of any one or more of the following events:
(i)     Job-related misconduct, neglect or non-performance of job duties;
(ii)    A material violation of any policy of Tyson Foods;
(iii)    Any willful and wrongful conduct or omission by you that materially injures Tyson Foods;
(iv)    Any act by you of intentional misrepresentation or embezzlement, misappropriation, or conversion of assets of Tyson Foods; or
(v)    You are convicted of, confess to, plead no contest to, or become the subject of proceedings that provide a reasonable basis for Tyson Foods to believe that you have been engaged in a felony or serious crime, or a job-related misdemeanor or similar offense.

Exhibit 10.12

In the event your employment is involuntarily terminated by Tyson Foods before the Retention Eligibility Date and none of the Conditions of Ineligibility apply (as reasonably determined by Tyson Foods in its sole discretion), you will be paid the Retention Amount as soon as administratively practicable following the date of your termination of employment with Tyson Foods. If your employment should terminate before payment of the Retention Amount due to death, the Retention Amount will be paid to your surviving spouse or, if you leave no surviving spouse, to your estate as soon as practicable following death. The Retention Amount will be paid to you only if Tyson Foods reasonably determines in its sole discretion that you are entitled to it.
As consideration for the Retention Amount, you agree not to make a claim for Executive Severance Plan benefits. Should any law, policy, practice, or determination under the terms of the Executive Severance Plan intentionally or incidentally result in the payment of Executive Severance Plan benefits to you, you expressly agree to retain and not waste or expend any portion of the Retention Amount and to promptly return the Retention Amount to Tyson Foods.
Any delay or omission by Tyson Foods to exercise any right or power described in this letter (including, but not limited to, any failure to notify you of the occurrence of any event constituting Cause, or to terminate you in consequence of such event) will not be construed to be a waiver of that right or power. All waivers must be in writing and manually signed by an authorized representative of Tyson Foods.
This letter is not a contract of employment and does not constitute a guarantee of employment or employment in a specific position; rather, you will remain an at-will team member as this letter merely sets forth the terms and conditions with respect to additional compensation as an incentive to continue in your current position with Tyson Foods through the Retention Eligibility Date. This letter constitutes the sole and entire understanding, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, between you and Tyson Foods with respect to such incentive; provided this letter does not amend or supersede any employment agreement in effect between you and Tyson Foods, and any such employment agreement will continue in full force and effect as if this letter had not been put into effect. The terms of this letter may not be amended or modified unless in writing signed by you and a Vice President (or higher officer position) of Tyson Foods.
It is intended that, to the maximum extent permissible, payment of the Retention Amount will qualify as severance pay exempt from the requirements of Section 409A of the Code. However, Tyson Foods can provide no assurances as to the tax treatment of the Retention Amount under Code Section 409A, and you agree to indemnify and hold harmless Tyson Foods for any such tax consequences. You are encouraged to consult with your tax advisor regarding the tax consequences of this letter and of the Retention Amount. For purposes of this paragraph, "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
Signed this 7th day of October, 2024.

/s/ Adam Deckinger	/s/ Jacqueline Hanson
Team Member Signature	Vice President (or higher) Signature
On Behalf of Tyson Foods

Printed Name: Jacqueline Hanson

Title: Chief People Officer

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